Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

MARC GIBELEY JOINS INVACARE BOARD OF DIRECTORS

ELYRIA, Ohio--(November 20, 2015)--Invacare Corporation (NYSE: IVC) today announced the appointment of Marc M. Gibeley to its Board of Directors. Mr. Gibeley is the Head of Diabetes Care North America for Roche Holding AG, where he is responsible for all aspects of Roche’s diabetes care, including sales, marketing, finance, customer support and product launches for the company’s blood glucose monitoring and insulin pump business. He will bring broad cross-functional leadership experience from both medical device and consumer products companies to the Invacare Board.

“After a thorough search led by a nationally recognized firm, I am pleased to welcome Marc Gibeley to Invacare’s Board of Directors. Marc is the third new independent director to join our Board over the past year and half. His perspective from the medical device industry, as well as other markets that have undergone significant change, will be a good addition to our Board of Directors. He has a keen understanding of the population that we serve, the ongoing healthcare reform changes that impact our business, and the rise of consumerism in the medical device space,” said Matthew M. Monaghan, Chairman, President and Chief Executive Officer, Invacare Corporation.

Prior to his position at Roche, Mr. Gibeley served as President and Chief Executive Officer of WaveRx, a venture-backed diabetic neuropathy medical device business. At WaveRx, Mr. Gibeley led all aspects of the company, including research and development, clinical research, regulatory affairs, manufacturing and operations, market and commercial development, and finance. Prior to WaveRx, Mr. Gibeley held several roles of increasing responsibility with some of the world’s best known companies, including Procter and Gamble, Gillette, Eastman Kodak and Kraft Foods.

Mr. Gibeley is a former U.S. Naval Officer and graduate from the United States Naval Academy. He holds his M.B.A from the University of Chicago.

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 4,700 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare’s website at www.invacare.com.